EXHIBIT 23

KPMG
Center Tower
650 Town Center Drive
Costa Mesa, CA 92626




                              Independent Auditors' Consent

The Stockholders and Board of Directors
Beckman Coulter, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-02317) on Form S-3 and (Nos. 333-24851, 333-37429, 33-31573,
33-41519, 33-51506, 33-66990, 33-66988, 333-72081, 333-69291, 333-59099,
333-69249 and 333-69251) on Form S-8 of Beckman Coulter, Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Beckman Coulter, Inc.



KPMG LLP

Orange County, California
February 19, 1999